EXHIBIT 10.1

FEDERAL HOME LOAN BANK OF CHICAGO
President's Incentive Compensation Plan

I.    Plan Objectives

The purpose of the Federal Home Loan Bank of Chicago's (“Bank”) President's Incentive Compensation Plan (“Plan”) is to:

*	Promote the achievement of the Bank's profitability and business goals which directly support the Bank's business plan.

*	Link compensation to specific performance measures; and,

*	Provide a competitive compensation program.

II.    PLAN YEAR ACTIONS

A.	The Board of Directors shall each Plan Year establish Criteria and Performance Targets consistent with the Bank's Business Plan approved by the Board of Directors.

B.
Each Plan Year's Criteria, Performance Targets, Target Values and Definitions of Plan Criteria will be established in January by the Personnel & Compensation Committee, with the approval of the Board of Directors on a schedule approved by the Personnel & Compensation Committee.

C.	The President's performance will be appraised by the Personnel and Compensation Committee in January following the Plan Year and any award pursuant to this Plan shall be paid in cash to the President.

D.
The President's Incentive Award payout levels will be identified in a schedule or attachment approved by the Personnel & Compensation Committee for each Plan Year and which is referred to in this Plan as “Exhibit A”.

III.    Award Calculations

A.	An Award for a Plan Year is calculated by:

(1)	Calculating the actual Plan Year Performance as a Percent of Target for each of the Criteria separately;

(2)	Multiplying the Target Value by the Performance as a Percent of Target for each of the Criteria;

(3)	Totaling each of the products in (2), above, which constitutes the Total Award Percentage (Weighted Average);

(4)	Identifying the Total Award Percentage that correlates to the Payout Level for the Plan Year as listed in Exhibit A;

(5)	Multiplying the Payout Level by the Plan Year base salary to determine the dollar amount of the award.

The maximum and minimum incentive award payments are established in Exhibit A for each Plan Year. The incentive award payment shall be calculated in accordance with the Incentive Compensation Payout and Award Scale in Exhibit A.

IV.	FORM AND TIME OF PAYMENT; RECOVERY OF UNDUE INCENTIVES

A.Form

Payment of all awards shall be made in cash. Awards are payable following a Plan Year on the payment date (as established from time to time), after results are reported and payments, if any, are approved by the Personnel & Compensation Committee. To receive an award, the President must be employed by the Bank on the Payment Date.

B.	Notwithstanding the foregoing,

(1)
The award for a Plan Year if the President dies while still employed at the Bank but prior to the Payment Date shall be payable to his beneficiary, heirs or legatees, as provided by law, within sixty (60) days of such event.

(2)
The award if the President (i) becomes Disabled, or (ii) attains age 60 and retires (for purposes of the Financial Institutions Retirement Fund) from active employment at the Bank prior to the Payment Date, shall be payable within sixty (60) days of such event.

(3)
In the event of: (i) a termination of the President's employment by the President for Good Reason, or (ii) the termination of the President's employment by the Bank without Cause after the end of the Plan Year but before the Payment Date, the award shall be payable to the President within sixty (60) days of such event.

(4)	Should any income tax become due based on payments to the President, such amount of tax shall become immediately available for withdrawal.

C.	Recovery of Undue Incentives.

Any undue incentives paid to the Bank's President based on the purported achievement of financial or operational goals under this Plan for a Plan Year that subsequently are deemed to be materially inaccurate, misstated, or misleading shall be recoverable from the President by the Bank for a period of up to three (3) years following the dissemination of the inaccuracy, misstatement, or misleading information. This incentive recovery provision shall only apply to Plan Years for which the Performance Targets are later determined to have not been achieved as a result of the inaccurate, misstated, and/or misleading information.

Inaccurate, misstated, and/or misleading achievement of financial or operational goals include, but are not limited to, material inaccuracies, misstatements, and/or misleading information relating to financial reporting or award performance metric criteria for the related Plan Year as determined by the Board of Directors or materially understated credit risk, market risk, operational risk, or expenses. “Undue incentives” with respect to the President means the amount of any payment under this Plan in excess of what would have been paid to the President if the purported achievement of financial or operational goals had not been inaccurate, misstated, or misleading. The value of any benefit to the President under this Plan related to an undue incentive shall be reduced and/or recovered by the Bank to the fullest extent possible by a variety of means, which may include reduction of future incentive awards and/or reimbursement of the Bank by the President.

D.	Payment Deferral

The President may elect to defer the receipt of all or any amount of any award under the Plan and to have such amount credited to an account under and paid according to the terms of the Federal Home Loan Bank of Chicago Benefit Equalization Plan. Election of such deferral shall be subject to the following rules:

(1)	An election to defer all or any portion of an award that may be made pursuant to Section III.A of this Plan must be made no later than June 30 of the award Plan Year; and

(2)	An election to defer all or any portion of a discretionary award that may be made pursuant to Section VI.A of this Plan must be made prior to January 1 of the award Plan Year.

V.	MISCELLANEOUS

Base pay may be adjusted annually by merit increases, but is not affected by any incentive award.

The Bank shall, during each plan year, give the Personnel & Compensation Committee a mid-year status report on progress toward performance targets established hereunder.

The Plan shall be maintained in accordance with and is subject to Federal Housing Finance Board regulations and policies.

VI.	OTHER TERMS AND CONDITIONS

A.    Discretionary Authority.

The Bank, with the approval of the Personnel & Compensation Committee, may make adjustments in the criteria established herein for any award period whether before or after the end of the award period and, to the extent it deems appropriate in its sole discretion which shall be conclusive and binding upon all parties concerned, make awards or adjust awards, including making no awards, to compensate for or reflect any significant changes which may have occurred during the award period which alter the basis upon which such performance targets were determined or otherwise. The Bank, with the approval of the Board of Directors, may, in its discretion, make additional awards in such amounts as it deems appropriate to the President in consideration of extraordinary performance by the Bank.

B.    Other Conditions.

(1)
No person shall have any claim to be granted an award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan. Except as otherwise required by law, awards under the Plan may not be assigned.

(2)	Neither the Plan nor any action taken hereunder shall be construed as giving the President the right to be retained in the employ of the Bank.

(3)	The Bank shall have the right to deduct from any award to be paid under the Plan any Federal, state or local taxes required by law to be withheld with respect to such payment.

(4)	No award shall be paid to the President for the current plan year if the President's employment ceases prior to the end of the Plan year, whether by resignation, termination or otherwise.

(5)
Any award hereunder may be reduced pro rata in the event that the Bank's President (i) commences employment with the Bank during the calendar year or (ii) is absent from the Bank (other than regular vacation) during the calendar year whether through approved leave or otherwise, including but not limited to: short or long term disability, leave under the Family and Medical Leave Act, a personal leave of absence or military leave.

C.	Plan Administration

(1)
The Bank shall have full power to administer and interpret the Plan and to establish rules for its administration. The levels of financial and individual performance referred to in Sections II & III achieved for each award period shall be conclusively determined by the Bank. The determination of financial performance achieved for any award period may, but need not, be adjusted to reflect extraordinary financial items and adjustments or restatements of the financial statements, in the discretion of the Bank. Any such determination shall not be affected by subsequent adjustments or restatements. Any determinations or actions required or permitted to be made by the Bank may be made by the Personnel & Compensation Committee. The Personnel & Compensation Committee in making any determinations under or referred to in the Plan shall be entitled to rely on opinions, reports or statements of officers or employees of the Bank and of counsel, public accountants and other professional or expert persons.

(2)	The Plan shall be governed by applicable Federal law.

(3)	This Plan supersedes any prior Incentive Compensation Plan for the President for the plan year commencing on January 1, 2010.

D.    Definitions

For purposes of the Plan:

(i)
“Beneficiary” shall mean the beneficiary or beneficiaries of the President who are designated in writing by the President on a form provided by, filed with and accepted by the Bank, or in the absence of any such designation, to the beneficiary or beneficiaries of the President who are entitled to receive the benefits of the President which are payable under the qualified defined benefit pension plan sponsored by the Bank or its successor plan.

(ii)	“Change of Control” of the Bank shall mean the occurrence at any time of any of the following events:

(1)
any person, more than one person acting as a “group” (as defined in section 1.409A-3(i)(5) of the Income Tax Regulations), acquires ownership of equity securities of the Bank that, together with equity securities held by such person or group, constitutes more than 50% of the total voting power of the equity securities of the Bank; provided, however, that if any person or group, is considered to own more than 50% of the total voting power of the equity securities of the Bank, the acquisition of additional equity securities by the same person or group will not be considered a Change of Control under the Plan. An increase in the percentage of equity securities of the Bank owned by any person or group as a result of a transaction in which the Bank acquires its own equity securities in exchange for property will be treated as an acquisition of equity securities of the Bank for purposes of this paragraph; or

(2)
during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with (a) any new or replacement directors whose election by the Board, or (b) whose nomination for election by the Bank's shareholders, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or

(3)	the Bank sells or transfers 95% or more of its business and/or assets to another bank or other entity.

(iii)
“Disability” shall mean the President: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

(iv)
“Cause” means any of the following activities by the President: (i) the conviction of the President for a felony, or a crime involving moral turpitude; (ii) the commission of any act involving dishonesty, disloyalty, or fraud with respect to the Bank or any of its members; (iii) willful and continued failure to perform material duties which are reasonably directed by the Board which are consistent with the terms of this Agreement and the position of President and CEO; (iv) gross negligence or willful misconduct with respect to the Bank or any of its members; (v) any violation of Bank policies regarding sexual harassment, discrimination, substance abuse or the Bank's Code of Ethics to the extent such acts would provide grounds for a termination for cause with respect to other employees; or (vi) a material breach by the President of a material provision of this Agreement. No act or failure to act on the part of the President shall be considered “willful” unless it is done, or omitted to be done, by the President in bad faith or without reasonable belief that his action or omission was in the best interests of the Bank.

(v)	“Good Reason” shall mean either of the following:

(1)
a material reduction by the Bank in the President's base salary, unless such reduction: (i) is associated with a “General Reduction” in compensation among employees in the same job grade or employees who are similarly situated and such reduction is in response to adverse or declining economic conditions; and (ii) does not exceed 5% of the President's base salary amount in effect at the time of the reduction; or

(2)	the relocation of the President's principal office assignment to a location more than fifty (50) miles from its location on the date immediately preceding such assignment.

E.    Modification or Termination of Plan.

The Bank may modify or terminate the Plan at any time to be effective at such date as the Bank may determine. A modification may affect present and future awards and eligible employees.

F.    Effective Date.

The Plan shall be effective January 1, 2012.

APPROVED BY THE BOARD OF
DIRECTORS THIS 24TH DAY OF
JANUARY, 2012.

/s/ Peter E. Gutzmer

Its Corporate Secretary